REIMBURSEMENT AGREEMENT


         THIS AGREEMENT is made as of the _______ day of ___________________, 1999, by and among Ivy Management, Inc., a _____________ corporation with its principal office at Via Mizner Financial Plaza, 700 South Federal Highway, Boca
Raton,             Florida            33432             ("IMI"),             and
_______________________________________________,  a _______________  corporation with its principal office at _________________________ (the "Adviser").

         WHEREAS, Mackenzie Solutions (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consists of separate portfolios (each a "Portfolio and, collectively, the "Portfolios"), each of which may invest a portion of its assets in some or all of the registered investment companies listed on Schedule A hereto (each an "Underlying Fund" and, collectively, the "Underlying Funds");

    WHEREAS, IMI serves as investment adviser of each Portfolio;

    WHEREAS, the Adviser serves as investment adviser of each Underlying Fund;


         WHEREAS, the Trust and the Portfolios are expected to provide a means by which the Underlying Funds can eliminate shareholder accounts that are or would be invested directly in the Underlying Funds and such shareholder account reductions can reduce the expenses of the Underlying Funds that would otherwise be incurred by the Underlying Funds and payable to the Underlying Funds' transfer and dividend paying agent (the "Transfer Agent") and any other provider of shareholder services ("Service Provider") under their respective agreements with the Underlying Funds ("Agreements"); and

         WHEREAS, the Adviser and the Underlying Funds are expected to benefit from increased public recognition from the use by IMI and the Portfolios of the names, logos, and trademarks of the Adviser and the Underlying Funds in connection with the Portfolios (the "Publicity Benefits") and the increased assets under management resulting from the investment by the Portfolios in the Underlying Funds;


         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Services and Savings. Pursuant to each Agreement, an Underlying Fund pays its Transfer Agent and Service Provider for providing, generally, transfer agency, recording and shareholder services with respect to each shareholder account in the Underlying Fund. The level of services provided by the Transfer Agent and each other Service Provider to an Underlying Fund and the amount of the fees that the Underlying Fund must pay the Transfer Agent and each other Service Provider for its services correlates to the number of shareholder accounts maintained on the books of the Underlying Fund. A Portfolio's investment in an Underlying Fund can eliminate shareholder accounts that are or would be invested directly in the Underlying Fund and can, therefore, reduce the fees that the Underlying Fund must pay to the Transfer Agent and each other Service Provider under the Underlying Fund's Agreements (such reductions in fees are referred to herein as "Savings").


2. Compensation. In consideration of the increased revenue to the Adviser resulting from the increase in assets under management in each Underlying Fund due to the investment by the Portfolios and the Savings and Publicity Benefits to the Underlying Funds provided by IMI as described herein, the Adviser agrees to pay to IMI a fee (the "Service Fee") at an annual rate equal to twenty-five (25) basis points (0.25%) of the average daily value of the shares of each Underlying Fund held by any Portfolio during the relevant quarter. Such payments will be made quarterly in arrears, provided however, that such payments shall only be payable for each calendar quarter during any portion of which the shares of any Underlying Fund are held by any Portfolio. For the quarterly period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any Service Fee payable on the basis of the number of days that this Agreement is in effect during the quarter. For purposes of computing the payment to IMI under this paragraph 2, the average daily value of the shares of an Underlying Fund held by any Portfolio over a quarterly period shall be computed by totaling the Portfolios' aggregate investment in the Underlying Fund (share net asset value multiplied by total number of Underlying Fund shares held by the Portfolios) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The payment to IMI under this paragraph 2 shall be calculated by IMI, at the end of each calendar quarter and will be paid to IMI within 30 days thereafter.

3. Use of Proceeds. Compensation received by IMI hereunder shall be used by IMI to reduce the expenses of the Portfolios payable to any provider of services to the Portfolios that is not an "affiliated person" of IMI or the Portfolios, as that term is defined under the 1940 Act;



4. Use of Underlying Fund Marks. On behalf of each Underlying Fund, the Adviser hereby grants to IMI and the Portfolios a nonexclusive right to use the name, logos and trademarks of the Adviser and the Underlying Funds in connection with the Portfolios, for so long as this Agreement, or any extension, renewal or amendment of this Agreement remains in effect. Such right includes, but is not limited to, the right to use the names, logos and trademarks of the Adviser and the Underlying Funds in the Portfolios' marketing materials and advertisements. IMI, on its own behalf and on behalf of the Portfolios, agrees not to make any representation regarding the Adviser and the Underlying Funds inconsistent with the Underlying Funds' prospectuses and other material filed with the Securities and Exchange Commission.

5. Prospectus and Statement of Additional Information Disclosure. On behalf of each Underlying Fund, the Adviser hereby authorizes IMI and the Portfolios to include in the current Prospectus and Statement of Additional Information of the Portfolios (the "Prospectus" and "SAI", respectively) the disclosure relating to the Underlying Funds which has been provided to Adviser for its review. IMI agrees that, except as otherwise permitted herein, neither IMI nor the Portfolios will use any other written material regarding the Underlying Funds without the Adviser's prior written consent. The Adviser hereby acknowledges that the disclosure relating to the Underlying Funds contained in the Prospectus and SAI needs to remain accurate, and agrees to notify IMI in writing at the address set forth in the preamble hereto of any filing with the Securities and Exchange
     Commission, not less than 15 days before the effective date thereof, relating to a change or changes to the investment objectives and/or policies of one or more of the Underlying Funds that would affect the accuracy of such disclosure. Any such notice shall include revised disclosure relating to each affected Underlying Fund. The Adviser agrees to indemnify IMI and the Portfolios and any affiliate thereof for any losses caused by the Adviser's failure to provide such notice.

6. Term. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party hereto. Notwithstanding the termination of this Agreement, the Adviser will continue to pay the fees of IMI in accordance with paragraph 2 so long as any Portfolio continues to hold Underlying Fund shares, provided such continued payment is permitted in accordance with applicable law and regulation.

7. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

9. Florida Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

         In witness whereof, the parties have caused their duly authorized officers to execute this Reimbursement Agreement.

IVY MANAGEMENT, INC.
                                               ADVISER



By:      Ted Parkhill                          By:      __________________

Title:   Senior Vice President                 Title:   __________________

Date:    __________________                    Date:    __________________